As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-267578

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERVE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4800132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

201 Brookline Avenue, Suite 601

Boston, Massachusetts

02215

(617) 603-0070

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan R. Haug

President

Verve Therapeutics, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sophia Hudson, P.C.

Sharon Freiman, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.  3 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-267578) originally filed by Verve Therapeutics, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on September 23, 2022, which became effective automatically upon filing, as amended by Post-Effective Amendment No. 1 filed on February 27, 2025 and Post-Effective Amendment No. 2 filed on February 27, 2025 (the “Registration Statement”), registering (i) the offering, issuance and sale by the Registrant of up to $500,000,000 of the Registrant’s debt securities, common stock, par value $0.001 per share (“Common Stock”), preferred stock, warrants and/or units consisting of some or all of these securities, and (ii) the offering, issuance and sale by the Registrant of up to $150,000,000 of Common Stock pursuant to the Open Market Sale Agreement, dated as of July 1, 2022, by and between the Registrant and Jefferies LLC, as sales agent.

On July 25, 2025, pursuant to the Agreement and Plan of Merger, dated June 16, 2025 (the “Merger Agreement”), by and among the Registrant, Eli Lilly and Company (“Parent”) and Ridgeway Acquisition Corporation (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on July 25, 2025.

VERVE THERAPEUTICS, INC.

By:	/s/ Jonathan R. Haug
Name:	Jonathan R. Haug
Title:	President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.